Exhibit 99.1
COMMERCIAL METALS COMPANY REPORTS RECORD THIRD QUARTER;
FOURTH QUARTER OUTLOOK STRONG
     Irving, TX — June 20, 2007 — Commercial Metals Company (NYSE: CMC) today reported net earnings of $99.4 million or $0.82 per diluted share on net sales of $2.3 billion for the quarter ended May 31, 2007, ranking it as the strongest third quarter ever reported by the Company. This compares with net earnings of $78.0 million or $0.62 per diluted share on net sales of $2.0 billion for the third quarter last year. This year’s third quarter included after-tax LIFO expense of $20.1 million or $0.16 per diluted share. This compares with expense of $28.6 million or $0.23 per share in last year’s third quarter. At quarter end our LIFO reserve totaled $249 million.
     Net earnings for the nine months ended May 31, 2007 were a record $250.7 million or $2.06 per diluted share on net sales of $6.3 billion. For the same period last year, net earnings were $227.7 million or $1.84 per diluted share on net sales of $5.3 billion. For the nine months ended May 31, 2007, after-tax LIFO expense was $39.0 million or $0.32 per share compared with an expense of $40.0 million or $0.33 per share last year.
     Selling, general and administrative expenses in the third quarter included $13.7 million of costs associated with the investment in the global deployment of SAP software. For the nine months ended May 31, 2007, the amount was $24.4 million. There were no comparable costs last year. Other costs of $17.2 million, mainly software acquisition, have been capitalized since inception of the project, of which $6.5 million has been capitalized in the current year.
     We remain optimistic in our outlook. As discussed in more detail later in this release, we anticipate fourth quarter LIFO diluted net earnings per share between $0.85 to $0.95 (estimated pre-tax LIFO expense of $10 million) compared to last year’s all-time record quarter of $1.04 per diluted share.
General Conditions
     CMC President and Chief Executive Officer Murray R. McClean said, “It was a terrific quarter, a record third quarter for the Company with four of our five operating segments setting third quarter records. Especially noteworthy were the performances of CMCZ, our Polish operation, and Marketing and Distribution. Both set all-time quarterly earnings records. CMCZ took full advantage of our integrated business model from our mega shredder, through our mill, and into our fabrication plants. Marketing & Distribution took advantage of our worldwide network. Ferrous scrap pricing, and consequently steel finished goods pricing, exhibited intense
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(CMC Third Quarter Fiscal 2007 – Page 2)
volatility in the period. This inevitably leads to erratic customer purchasing patterns particularly among merchant bar buyers. Volumes are distorted over any one quarter, but recover over time. Global metal markets remained vibrant.”
Domestic Mills (Steel Minimills and Copper Tube Mill)
     McClean said, “Our Domestic Mills segment’s adjusted operating profit at $73.6 million was 6% above last year’s third quarter, its previous record. LIFO expense was $15.3 million pre-tax in this year’s third quarter compared with $14.8 million income last year. Net sales increased 6%.”
     McClean continued, “Within the segment, adjusted operating profit for our steel minimills was 15% greater than a year earlier on 8% higher net sales. Metal margins expanded over $10 a ton third quarter to third quarter though shipments dropped 4%. Rebar sales remained strong. Merchant bar tonnages were lower as buyers continued the pattern of overbuying in periods of anticipated or actual rising price increases and lowering their activity in periods of anticipated or actual price declines as occurred in this year’s third quarter. On a year-to-year basis, tonnage melted for the third quarter increased 7% to 596 thousand tons while tonnage rolled was 534 thousand tons, 7% lower than last year’s third quarter as planned outages at CMC Alabama reacted to the weaker merchant market. Shipments were 613 thousand tons. Our average total selling price was up $60 per ton to $575 per ton, while the average selling price for finished goods was up by $71 per ton to $601 per ton. By product line, the price premium of merchant bar over reinforcing bar was $80 per ton, down $3 from last year. The average scrap purchase cost increased by $45 per ton a year ago to $239 per ton. Total utility costs decreased by $1.2 million compared with the third quarter last year with natural gas and electricity both declining. Year-over-year costs for ferroalloys, graphite electrodes and other supplies were up $2.9 million.
     “The copper tube mill (CMC Howell Metal) recorded an adjusted operating profit of $3.0 million, 65% below that of last year’s third quarter on 4% lower net sales. Included was a pre-tax LIFO expense of $4.7 million compared with a $3.9 million expense last year. The overhang of a poor residential market coupled with cautious buying and the inability of selling prices to keep up with copper scrap price increases led to the lower profits. The average selling price increased 57 cents to $3.89 per pound, but metal spreads dropped 13 cents to $1.08 per pound as scrap prices rose 70 cents to $2.81. Against the same quarter last year, copper tube production decreased 12% to 14.9 million pounds while shipments were down 18% to 16.7 million pounds.”
CMCZ
     McClean said, “CMCZ, the Polish steel operation, had an all-time record quarterly adjusted operating profit of $39.8 million, 187% above last year’s third quarter. Poland had the highest steel prices in Europe throughout most of the quarter, which led to a jump in imported material and lower prices by quarter end. Shipments were the highest in any third quarter since acquisition, and the melt shop set a monthly record of 154,000 tons in April. For the quarter, tons melted equaled 392 thousand versus 375 thousand last year; rolled tons equaled 302 thousand against 300
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(CMC Third Quarter Fiscal 2007 – Page 3)
thousand last year; and shipments totaled 376 thousand tons (including billets) compared with 330 thousand last year. Meanwhile, the average selling price rose substantially to PLN 1,663 ($582) per ton (including 28% billets) from PLN 1,393 ($445) per ton (including 11% billets). The sales gain exceeded the increase in the cost of purchased scrap utilized. Accordingly, the average metal margin increased to PLN 703 ($246) per ton from PLN 640 ($204) per ton. During May 2007, our scrap mega-shredder had a record month of over 48,000 tons processed leading to melt shop yields of 89%, a 3% improvement over last year.”
Domestic Fabrication
     McClean added, “Net sales were up 6% from a year ago, but reported adjusted operating profit fell to $11.1 million, a 37% decrease compared with last year’s $17.5 million profit. Both quarters absorbed large LIFO expenses, $12.3 million pre-tax this quarter versus an expense of $14.7 million the prior year. Increased material costs continued to squeeze margins on older backlog work. Compared with the prior year’s third quarter, total shipments from our fab plants decreased 9% to 395 thousand tons, the fall coming in rebar fab tonnage as projects were delayed (particularly in Texas) by drought ending rainfall. The composite average fab selling price (excluding stock and buyouts) rose 16% to $998 per ton, with realized selling prices up for all products. The Bouras acquisition, now known as CMC Joist & Deck, contributed $37 million in sales and 19,000 tons shipped (12,000 of deck); operationally it broke even with absorption of start-up costs, but the remainder of the joist operations exceeded last year’s profits.”
Recycling
     According to McClean, “The Recycling segment achieved a record third quarter with net sales up 22% compared with one year ago, a quarter marked by huge swings in ferrous scrap pricing and nonferrous terminal market volatility. The adjusted operating profit of $24.7 million was up 10% from last year’s third quarter. LIFO expense was about even at $10.7 million pre-tax this quarter versus an expense of $10.1 million the prior year. The ferrous scrap market hit all-time highs in March only to drop by almost $100 a ton by quarter end, though ending prices of $260 a long ton for shredded were still historically strong. Versus last year, the average ferrous scrap sales price for the quarter increased by 20% to $251 per short ton while stock shipments of ferrous scrap rose 9% to 630 thousand short tons. The average nonferrous scrap sales price for the quarter increased 14% compared with a year ago, while nonferrous stock shipments were 4% higher. The total volume of scrap processed, including all our domestic processing plants, equaled 1,058 thousand tons against 976 thousand tons last year.”
Marketing and Distribution
     “Adjusted operating profit for the Marketing and Distribution segment of $33.0 million was an all-time third quarter record, 66% better than last year’s third quarter on 11% higher net sales,” McClean said. “This segment recorded pre-tax LIFO income of $7.4 million compared with an expense of $4.6 million the year before. U.S. steel
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(CMC Third Quarter Fiscal 2007 – Page 4)
import volumes and operating profits remained strong although varied by product line. International steel markets remained vibrant with increased pricing from the prior year. Australian steel import markets were solid, but conversely there was some weakness in our domestic sourced distribution operations. German and U. K. markets improved significantly from last year. Industrial products including fluorspar, coke, ferro alloys, and iron ore achieved excellent results. Results from semi-finished nonferrous imports were about even with last year with stronger results in stainless products offset by weaker aluminum and copper product lines.”
Financial Condition
     McClean said, “Our financial position remains excellent. At May 31, 2007, our stockholders’ equity approached $1.5 billion. At quarter end, our working capital was $998 million and the current ratio was 1.8. Our coverage ratios remain strong, both on domestic borrowings as well as the separate borrowings of CMCZ. Long-term debt as a percentage of total capitalization was 17%.”
Outlook
     McClean continued, “Our fiscal fourth quarter should be our strongest quarter of the year. Global economic conditions remain favorable. International steel prices are off their peaks, but should remain relatively stable. China’s export tax on many steel products is a positive. However, China needs to curb excessive capacity growth and steel exports through environmental and energy regulations. In the U.S., the nonresidential construction market should continue to be strong. Merchant bar shipments should improve as service center destocking winds down. Rebar shipments should be robust during the peak of the construction season. The level of imports of both rebar and merchant bar are anticipated to decline significantly by the end of the fiscal fourth quarter. Ferrous scrap prices will likely remain relatively stable which would result in stable rebar and merchant bar prices during the fourth quarter. Recycling should benefit from good flows and good ferrous scrap prices as well as high demand and high prices for nonferrous scrap. Our U.S. steel mills should have better shipments of both rebar and merchant products at relatively stable prices. Copper tube performance should be good, but not at last year’s record fourth quarter rate. Our domestic fabrication segment, with a strong backlog, is anticipated to benefit from the stable steel price environment and have stronger shipments. CMCZ (Poland) likely will benefit from the strong construction market in Central and Eastern Europe; however, results may be lower than our third quarter due to reduced prices and shipments. Our Marketing and Distribution segment looks forward to a very good quarter though lower than the record third quarter just achieved. In summary, we anticipate our second best ever fourth quarter.”
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Conference Call
     CMC invites you to listen to a live broadcast of its third quarter 2007 conference call today, Wednesday, June 20, 2007, at 11:00 a.m. ET. The call will be hosted by Stan Rabin, Chairman; Murray McClean, President and CEO; and Bill Larson, Senior Vice President and CFO, and can be accessed via our website at www.cmc.com or at www.streetevents.com. In the event you are unable to listen to the live broadcast, the call will be archived and available for replay within two hours of the webcast. Financial and statistical information presented in the broadcast can be found on CMC’s website under “Investor Relations.”
     Commercial Metals Company and subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, a copper tube mill, metal recycling facilities and marketing and distribution offices in the United States and in strategic overseas markets.
     The opening caption, paragraph four, the General Conditions and the Outlook sections of this news release contain forward-looking statements regarding the outlook for the Company’s financial results including net earnings, product pricing and demand, production rates, energy expense, interest rates, inventory levels and general market conditions. These forward-looking statements generally can be identified by phrases such as the company or its management “expect,” “anticipates,” “believe,” “ought,” “should,” “likely,” “appears,” “projected,” “forecast,” “outlook,” “will” or other words or phrases of similar impact. There is inherent risk and uncertainty in any forward-looking statements. Variances will occur and some could be materially different from management’s current opinion. Developments that could impact the Company’s expectations include construction activity, difficulties or delays in the execution of construction contracts resulting in cost overruns or contract disputes, metals pricing over which the Company exerts little influence, interest rate changes, increased capacity and product availability from competing steel minimills and other steel suppliers including import quantities and pricing, court decisions, industry consolidation or changes in production capacity or utilization, global factors including political and military uncertainties, credit availability, currency fluctuations, energy and supply prices and decisions by governments impacting the level of steel imports and pace of overall economic activity, particularly China.
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(CMC Third Quarter Fiscal 2007 – Page 6)
COMMERCIAL METALS COMPANY
Condensed Consolidated Statements of Earnings (Unaudited)
(in thousands except share data)

	Three months ended		Nine months ended
	5/31/07	5/31/06	5/31/07	5/31/06

Net Sales	$2,345,703	$2,021,299	$6,348,023	$5,306,484

Costs and Expenses:
Cost of goods sold	2,027,843	1,756,734	5,488,259	4,570,347
Selling, general and administrative expenses	162,887	130,510	439,609	355,867
Interest expense	9,631	6,940	26,711	20,816

	2,200,361	1,894,184	5,954,579	4,947,030

Earnings Before Income Taxes and Minority Interests	145,342	127,115	393,444	359,454

Income Taxes	45,514	46,085	133,069	129,030

Earnings Before Minority Interests	99,828	81,030	260,375	230,424

Minority Interests	387	3,070	9,663	2,737

Net Earnings	$99,441	$77,960	$250,712	$227,687

Basic earnings per share	$0.84	$0.65	$2.13	$1.93
Diluted earnings per share	$0.82	$0.62	$2.06	$1.84
Cash dividends per share	$0.09	$0.05	$0.24	$0.11
Average basic shares outstanding	118,623,424	119,708,857	117,773,618	117,732,084
Average diluted shares outstanding	121,956,284	125,085,650	121,600,343	123,550,601
BUSINESS SEGMENTS
(in thousands)

	Three months ended		Nine months ended
	5/31/07	5/31/06	5/31/07	5/31/06

Net Sales:
Domestic Mills	$447,183	$422,473	$1,169,607	$1,158,422
CMCZ	233,761	157,884	592,887	377,800
Domestic Fabrication	488,399	459,951	1,341,490	1,268,630
Recycling	471,096	385,475	1,207,705	893,887
Marketing and Distribution	872,868	783,553	2,558,469	2,110,295
Corporate and Eliminations	(167,604)	(188,037)	(522,135)	(502,550)

Total Net Sales	$2,345,703	$2,021,299	$6,348,023	$5,306,484

Adjusted Operating Profit (Loss):
Domestic Mills	$73,608	$69,663	$207,918	$205,350
CMCZ	39,752	13,875	91,372	14,823
Domestic Fabrication	11,113	17,521	56,492	74,212
Recycling	24,671	22,476	63,182	54,902
Marketing and Distribution	32,977	19,896	56,108	55,885
Corporate and Eliminations	(25,689)	(8,589)	(51,115)	(22,542)
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(CMC Third Quarter Fiscal 2007 – Page 7)
COMMERCIAL METALS COMPANY
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands)

	May 31,	August 31,
	2007	2006

Assets:
Current Assets:
Cash and cash equivalents	$73,125	$180,719
Accounts receivable, net	1,153,405	1,134,823
Inventories	1,011,083	762,635
Other	87,379	66,615

Total Current Assets	2,324,992	2,144,792

Net Property, Plant and Equipment	704,254	588,686

Goodwill	37,485	35,749

Other Assets	197,469	129,641

	$3,264,200	$2,898,868

Liabilities and Stockholders’ Equity:
Current Liabilities:
Commercial paper	$146,915	$—
Notes payable	48,244	60,000
Accounts payable – trade	542,341	526,408
Accounts payable – documentary letters of credit	156,429	141,713
Accrued expenses and other payables	370,593	379,764
Income taxes payable and deferred income taxes	7,793	14,258
Current maturities of long-term debt	54,590	60,162

Total Current Liabilities	1,326,905	1,182,305

Deferred Income Taxes	33,138	34,550
Other Long-Term Liabilities	108,079	78,789
Long-Term Debt	309,552	322,086

Minority Interests	5,441	61,034

Stockholders’ Equity	1,481,085	1,220,104

	$3,264,200	$2,898,868

	Three months ended		Nine months Ended
(Short Tons in Thousands)	5/31/07	5/31/06	5/31/07	5/31/06

Domestic Steel Mill Rebar Shipments	282	285	752	828
Domestic Steel Mill Structural and Other Shipments	331	355	950	1,039
CMCZ Shipments	376	330	1,057	872

Total Mill Tons Shipped	989	970	2,759	2,739

Average FOB Mill Domestic Selling Price (Total Sales)	$575	$515	$558	$502
Average Cost Domestic Mill Ferrous Scrap Utilized	$267	$217	$231	$209
Domestic Mill Metal Margin	$308	$298	$327	$293
Average Domestic Mill Ferrous Scrap Purchase Price	$239	$194	$209	$188
Average FOB Mill CMCZ Selling Price (Total Sales)	$582	$445	$530	$412
Average Cost CMCZ Ferrous Scrap Utilized	$336	$241	$294	$222
CMCZ Mill Metal Margin	$246	$204	$236	$190
Average CMCZ Ferrous Scrap Purchase Price	$297	$201	$262	$185

Fab Plant Rebar Shipments	244	290	775	759
Fab Plant Structural, Joist, Deck and Post Shipments	151	146	390	403

Total Fabrication Tons Shipped	395	436	1,165	1,162

Average Fab Selling Price (Excluding Stock & Buyout Sales)	$998	$864	$945	$859
Domestic Scrap Metal Tons Processed and Shipped	1,058	976	2,876	2,677
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(CMC Third Quarter Fiscal 2007 – Page 8)
COMMERCIAL METALS COMPANY
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Nine months ended
	5/31/07	5/31/06
Cash Flows From (Used by) Operating Activities:
Net earnings	$250,712	$227,687
Adjustments to reconcile net earnings to cash from (used by) operating activities:
Depreciation and amortization	75,859	61,522
Minority interests	9,663	2,737
Provision for losses on receivables	639	2,162
Share-based compensation	7,381	6,975
Net gain on sale of assets and other	169	(1,584)
Asset impairment	1,390	—

Changes in Operating Assets and Liabilities, Net of Effect of Acquisitions:
Accounts receivable	(59,683)	(198,540)
Accounts receivable sold	61,711	10,255
Inventories	(149,093)	(10,414)
Other assets	(81,977)	(40,711)
Accounts payable, accrued expenses, other payables and income taxes	(17,859)	26,815
Deferred income taxes	(5,179)	(2,785)
Other long-term liabilities	28,629	12,629

Net Cash Flows From Operating Activities	122,362	96,748

Cash Flows From (Used by) Investing Activities:
Purchases of property, plant and equipment	(121,774)	(92,627)
Purchase of interests in CMC Zawiercie and subsidiaries	(60,049)	(934)
Sales of property, plant and equipment	1,264	5,039
Acquisitions, net of cash acquired	(157,994)	(10,980)

Net Cash Used By Investing Activities	(338,553)	(99,502)

Cash Flows From (Used by) Financing Activities:
Increase (Decrease) in documentary letters of credit	14,716	(39,883)
Payments on trade financing arrangements	—	(1,667)
Short-term borrowings, net change	132,787	16,463
Payments on long-term debt	(19,025)	(9,023)
Proceeds from issuance of long-term debt	—	14,182
Stock issued under incentive and purchase plans	13,801	26,092
Treasury stock acquired	(17,744)	—
Dividends paid	(28,481)	(13,022)
Tax benefits from stock plans	11,657	10,644

Net Cash From Financing Activities	107,711	3,786

Effect of Exchange Rate Changes on Cash	886	2,742

Decrease in Cash and Cash Equivalents	(107,594)	3,774
Cash and Cash Equivalents at Beginning of Year	180,719	119,404

Cash and Cash Equivalents at End of Period	$73,125	$123,178

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(CMC Third Quarter Fiscal 2007 – Page 9)
COMMERCIAL METALS COMPANY
Non-GAAP Financial Measures (Unaudited)
(dollars in thousands)
This press release uses financial statement measures not derived in accordance with generally accepted accounting principles (GAAP). Reconciliations to the most comparable GAAP measures are provided below.
EBITDA:
Earnings before interest expense, income taxes, depreciation and amortization.
EBITDA is a non-GAAP liquidity measure. It excludes Commercial Metals Company’s largest recurring non-cash charge, depreciation and amortization. As a measure of cash flow before interest expense, it is one guideline used to assess the Company’s ability to pay its current debt obligations as they mature and a tool to calculate possible future levels of leverage capacity. EBITDA to interest is a covenant test in certain of the Company’s note agreements.

	Three Months	Nine Months
	Ended	Ended
	5/31/07	5/31/07

Net earnings	$99,441	$250,712
Interest expense	9,631	26,711
Income taxes	45,514	133,069
Depreciation and amortization	26,838	75,859

EBITDA	$181,424	$486,351

EBITDA to interest coverage
for the quarter ended May 31, 2007:	for the nine months ended May 31, 2007:
$181,424 / 9,631 = 18.8	$486,351 / 26,711 = 18.2
Total Capitalization:
Total capitalization is the sum of long-term debt, deferred income taxes, and stockholders’ equity. The ratio of debt to total capitalization is a measure of current debt leverage. The following reconciles total capitalization at May 31, 2007 to the nearest GAAP measure, stockholders’ equity:

Stockholders’ equity	$1,481,085
Long-term debt	309,552
Deferred income taxes	33,138

Total capitalization	$1,823,775
Other Financial Information
Long-term debt to cap ratio as of May 31, 2007:
Debt divided by capitalization
$309,552 / 1,823,775 = 17.0%
Total debt to cap plus short-term debt ratio as of May 31, 2007:
($309,552 + 249,749) / (1,823,775 + 249,749) = 27.0%
Current ratio as of May 31, 2007:
Current assets divided by current liabilities
$2,324,992 / 1,326,905 = 1.8
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Contact:	Debbie Okle Director, Public Relations 214.689.4354
2007-23